                                                                     Exhibit 5.1

                                 DAVID GOLDBERG
                   Senior Vice President and General Counsel
                            of Public Storage, Inc.
                               701 Western Avenue
                        Glendale, California 91201-2397


                               January 21, 1999


Public Storage, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

     As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on December 8, 1998, as amended through the date hereof (File No. 333-68543) (the "Registration Statement"), which relates to the offer and sale of up to 15,975,000 shares of the Company's common stock, par value $.10 per share (the "Shares").

     I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Shares in the manner set forth in the Registration Statement. I have also examined the Company's Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

     It is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

     2. The Shares, when issued and delivered in the manner and on the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the reference to me under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments thereto.

                                  Very truly yours,

                                  /S/ DAVID GOLDBERG

                                  DAVID GOLDBERG